SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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GATEWAY ENERGY CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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1415 Louisiana Street, Suite 4100

Houston, Texas 77002

May 6, 2010

Dear Stockholder:

Throughout the consent solicitation campaign, the only indication that Frederick M. Pevow Jr. has given of his intentions for Gateway are vague statements about reducing Gateway’s general and administrative expenses and growing the company.  In the absence of any details about Pevow’s intentions for Gateway, you should consider whether the following actions are the acts of someone who intends to cut costs:

•	The chairman of Gateway’s Board invited Mr. Pevow to open a dialogue, but Pevow refused.

•	The chairman of Gateway’s Board indicated a willingness to consider appointing Mr. Pevow to the Board, but Mr. Pevow refused.

•	Even though there have been plenty of chances to explain his plans to the stockholders, Pevow has remained silent.

Instead of engaging the Board or the stockholders, Pevow has launched an expensive takeover fight to remove six highly experienced directors and to elect himself and four individuals to the Board, apparently because Pevow assumes that his less experienced nominees would be more receptive to his “Strategic Plan” than the current independent members of the Board.

If Pevow has a plan for reducing the general and administrative expenses or growing the company, why won’t he share it with the Board or the stockholders?

In order to defend against Pevow’s hostile takeover attempt, Gateway has been forced to incur substantial expenses, increasing rather than decreasing Gateway’s general and administrative costs.  To make matters worse, if successful, Pevow disclosed that he will use Gateway to pay his estimated $125,000 of expenses.  Your Board has taken concrete steps to reduce Gateway's general and administrative costs.  Pevow's actions have accomplished nothing but increase costs for your company.

Gateway's Board is committed to growth.  What is Pevow committed to?  In May 2005, the current management team and the Board inherited a company with no working capital, that was delinquent with its filings with the Securities and Exchange Commission, that had significant debt, that could not obtain a line of credit, and that was litigating two claims with former executives.  Gateway was on the verge of bankruptcy.

All but one of your current Board members were elected after May 2005.  As you can see from the following timeline, your Board has been busy taking specific steps to grow Gateway:

Gateway obtained a new line of credit in December 2009 and immediately put it to work making a strategic acquisition in the Barnett Shale, but has been derailed in its growth by Pevow's hostile takeover attempt.  Why would he launch a reckless hostile takeover fight just as we are gaining momentum?  He has raised no objections to any of these specific actions taken by the Board.  What would he have done differently?

Gateway will hold its Annual Meeting of Stockholders in Houston, Texas on August 18, 2010.  Gateway is evaluating its strategic alternatives and will update the stockholders on that process prior to the Annual Meeting.  We urge you to take no action on Pevow's consent solicitation.  If you have consented by signing and returning Pevow’s WHITE consent card, you may revoke your consent by signing and returning the enclosed GOLD consent revocation card.

If you have any questions or need assistance in revoking your consent, please contact The Altman Group, Inc., toll-free at (877) 297-1743.

On behalf of your Board of Directors, thank you for your support.

Very truly yours,

/s/ Robert Panico

Robert Panico
President and Chief Executive Officer

Important Additional Information

Gateway has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and relevant documents concerning the consent solicitation by Pevow and Gateway's solicitation of revocations of any consents given to Pevow.  Stockholders of Gateway are strongly advised to read the proxy statement and other relevant materials when they become available because they will contain important information about Gateway, Pevow's consent solicitation and Gateway's consent revocation solicitation. Stockholders may obtain a free copy of the proxy statement at www.proxyonline.com/docs/gatewayenergy and any other relevant documents filed by Gateway with the SEC (when available) at the SEC’s Web site at www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by Gateway by contacting:

The Altman Group, Inc.
1200 Wall Street West, 3rd Fl.
Lyndhurst, NJ 07071
toll free number (877) 297-1743.